Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
October 23, 2019	904-398-9400

LANDSTAR SYSTEM REPORTS THIRD QUARTER

REVENUE OF $1.012 BILLION AND

DILUTED EARNINGS PER SHARE OF $1.35

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported diluted earnings per share of $1.35 in the 2019 third quarter on revenue of $1.012 billion. Landstar reported diluted earnings per share of $1.63 on revenue of $1.202 billion in the 2018 third quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $152.6 million in the 2019 third quarter compared to $171.3 million in the 2018 third quarter. Operating margin, representing operating income divided by gross profit, was 46.3 percent in the 2019 third quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2019 third quarter was $932.2 million, or 92 percent of revenue, compared to $1.118 billion, or 93 percent of revenue, in the 2018 third quarter. Truckload transportation revenue hauled via van equipment in the 2019 third quarter was $575.0 million compared to $717.0 million in the 2018 third quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2019 third quarter was $331.8 million compared to $375.7 million in the 2018 third quarter. Revenue hauled by rail, air and ocean cargo carriers was $59.3 million, or 6 percent of revenue, in the 2019 third quarter compared to $65.7 million, or 5 percent of revenue, in the 2018 third quarter.

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Trailing twelve-month return on average shareholders’ equity was 34 percent and trailing twelve-month return on invested capital, representing net income divided by the sum of average equity plus average debt, was 29 percent. Landstar purchased approximately 175,000 shares of its common stock during the 2019 third quarter at an aggregate cost of approximately $18.8 million. Currently, the Company is authorized to purchase up to approximately 1,151,000 shares of the Company’s common stock under Landstar’s previously announced share purchase programs. As of September 28, 2019, the Company had $316 million in cash and short term investments and $216 million available for borrowings under the Company’s senior credit facility. Landstar also announced today that its Board of Directors has declared a quarterly dividend of $0.185 per share payable on December 6, 2019, to stockholders of record as of the close of business on November 12, 2019. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“The current macroeconomic environment made for challenging comparisons against our record 2018 third quarter performance,” said Landstar President and Chief Executive Officer Jim Gattoni. “Softer demand, driven by slowing production in the U.S. manufacturing sector, and more readily available capacity drove Landstar’s truck rates and volumes below prior year levels in the 2019 third quarter. Overall, 2019 third quarter revenue was 16 percent below revenue of the 2018 third quarter, mostly due to a 13 percent decrease in revenue per load on loads hauled via truck and a 5 percent decrease in truck loadings. While truck revenue per load has been below prior year levels throughout 2019, truck load volumes have more recently slowed with softening demand. Truck load volumes in the 2019 third quarter fell 5 percent as compared to the 2018 third quarter, a larger decrease than the low single digit decrease anticipated in the Company’s third quarter earnings guidance issued on July 24, 2019 as part of the Company’s 2019 second quarter earnings release.”

“In our second quarter earnings release, we provided third quarter revenue guidance of $1.01 billion to $1.06 billion and third quarter diluted earnings per share guidance of $1.48 to $1.54. On September 11, 2019, we disclosed in a Form 8-K and further explained at a webcast investor conference the next day that, based on overall market conditions and the adverse financial impact of a tragic vehicular accident involving Landstar that occurred during the 2019 third quarter, we would be near the bottom end of revenue guidance and would not achieve the bottom end of the range for earnings

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per diluted share provided on July 24, 2019. Revenue in the 2019 third quarter was at the low end of our previously issued guidance while diluted earnings per share fell far below our guidance, mostly due to higher insurance and claims costs than we anticipated in our initial estimate. Third quarter guidance included insurance and claims costs at 3.6 percent of BCO revenue, whereas actual insurance and claims costs were 5.1 percent of BCO revenue in the 2019 third quarter.”

Gattoni continued, “Through the first few weeks of October, the number of loads hauled via truck was below the corresponding period of 2018 in a high single-digit percentage range. I expect that trend to continue during the remainder of the 2019 fourth quarter. Accordingly, I expect the number of loads hauled via truck in the 2019 fourth quarter to be below the number of loads hauled by truck in the 2018 fourth quarter in a high single-digit percentage range. Pricing for our truck services was fairly stable on a sequential month-to-month basis during the 2019 third quarter, continuing a trend that began in the middle of the 2019 second quarter. I expect pricing to remain stable through the 2019 fourth quarter given current demand and assuming little change in the level of truck capacity available in the marketplace. Given the slowing pricing environment experienced in the 2018 fourth quarter, year-over-year comparisons should therefore ease a bit in the 2019 fourth quarter. Assuming the current macroeconomic environment continues throughout the remainder of the fourth quarter, I expect 2019 fourth quarter truck revenue per load to be lower than the 2018 fourth quarter in a high single-digit percentage range. I anticipate revenue for the 2019 fourth quarter to be in a range of $970 million to $1.02 billion. Assuming that estimated range of revenue and insurance and claims expense at 3.6 percent of BCO revenue, representing average insurance and claims costs as a percentage of BCO revenue over the past five years, I would anticipate 2019 fourth quarter diluted earnings per share to be in a range of $1.40 to $1.46 per share.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Third Quarter 2019 Earnings Release Conference Call.”

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The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2018 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified toISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Revenue	$3,089,698	$3,432,793	$1,011,658	$1,202,081
Investment income	3,736	2,754	1,315	1,002

Costs and expenses:
Purchased transportation	2,365,646	2,658,710	774,520	931,473
Commissions to agents	257,862	275,828	84,568	99,304
Other operating costs, net of gains/losses on asset sales/dispositions	28,531	24,176	10,431	8,966
Insurance and claims	55,248	57,718	23,969	18,819
Selling, general and administrative	120,717	140,948	38,152	46,699
Depreciation and amortization	33,045	32,520	10,695	10,754

Total costs and expenses	2,861,049	3,189,900	942,335	1,116,015

Operating income	232,385	245,647	70,638	87,068
Interest and debt expense	2,278	2,455	764	816

Income before income taxes	230,107	243,192	69,874	86,252
Income taxes	52,452	56,279	16,619	19,304

Net income	177,655	186,913	53,255	66,948
Less: Net loss attributable to noncontrolling interest	(17)	(112)	—	(37)

Net income attributable to Landstar System, Inc. and subsidiary	$177,672	$187,025	$53,255	$66,985

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$4.45	$4.50	$1.35	$1.63

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$4.45	$4.50	$1.35	$1.63

Average number of shares outstanding:
Earnings per common share	39,891,000	41,530,000	39,566,000	41,101,000

Diluted earnings per share	39,891,000	41,576,000	39,566,000	41,137,000

Dividends per common share	$0.515	$0.465	$0.185	$0.165

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 28,	December 29,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$284,434	$199,736
Short-term investments	31,596	40,058
Trade accounts receivable, less allowance of $7,296 and $6,413	598,415	691,604
Other receivables, including advances to independent contractors, less allowance of $8,593 and $6,216	25,384	23,744
Other current assets	30,921	16,287

Total current assets	970,750	971,429

Operating property, less accumulated depreciation and amortization of $274,000 and $250,153	270,430	284,032
Goodwill	38,232	38,232
Other assets	106,319	86,871

Total assets	$1,385,731	$1,380,564

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$44,625	$55,339
Accounts payable	285,442	314,134
Current maturities of long-term debt	39,375	43,561
Insurance claims	51,320	40,176
Accrued compensation	10,477	29,489
Contractor escrow	25,521	25,202
Other current liabilities	26,996	27,917

Total current liabilities	483,756	535,818

Long-term debt, excluding current maturities	61,390	84,864
Insurance claims	33,024	30,429
Deferred income taxes and other non-current liabilities	51,586	40,320

Equity
Landstar System, Inc. and subsidiary shareholders’ equity
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,072,834 and 67,870,962 shares	681	679
Additional paid-in capital	225,937	226,852
Retained earnings	1,998,362	1,841,279
Cost of 28,609,926 and 27,755,001 shares of common stock in treasury	(1,465,284)	(1,376,111)
Accumulated other comprehensive loss	(3,721)	(5,875)

Total Landstar System, Inc. and subsidiary shareholders’ equity	755,975	686,824

Noncontrolling interest	—	2,309

Total equity	755,975	689,133

Total liabilities and equity	$1,385,731	$1,380,564

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$1,799,421	$2,086,523	$575,042	$717,047
Unsided/platform equipment	980,615	1,039,784	331,787	375,739
Less-than-truckload	73,475	76,448	25,367	25,500

Total truck transportation	2,853,511	3,202,755	932,196	1,118,286
Rail intermodal	87,555	96,026	28,970	34,439
Ocean and air cargo carriers	89,258	82,719	30,365	31,213
Other (1)	59,374	51,293	20,127	18,143

	$3,089,698	$3,432,793	$1,011,658	$1,202,081

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$1,390,135	$1,519,344	$466,207	$520,391

Number of loads:
Truck transportation
Truckload:
Van equipment	1,014,572	1,045,322	327,671	353,456
Unsided/platform equipment	391,112	388,759	130,192	133,425
Less-than-truckload	115,616	106,639	41,067	35,969

Total truck transportation	1,521,300	1,540,720	498,930	522,850
Rail intermodal	35,370	40,260	11,490	13,420
Ocean and air cargo carriers	22,150	21,250	7,340	8,220

	1,578,820	1,602,230	517,760	544,490

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	722,870	717,470	239,210	236,580

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,774	$1,996	$1,755	$2,029
Unsided/platform equipment	2,507	2,675	2,548	2,816
Less-than-truckload	636	717	618	709
Total truck transportation	1,876	2,079	1,868	2,139
Rail intermodal	2,475	2,385	2,521	2,566
Ocean and air cargo carriers	4,030	3,893	4,137	3,797
Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,923	$2,118	$1,949	$2,200

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	45%	44%	46%	43%
Truck Brokerage Carriers	47%	49%	46%	50%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	3%	2%	3%	3%
Other	2%	1%	2%	2%

			September 28,	September 29,
			2019	2018
Truck Capacity Providers
BCO Independent Contractors (2)			9,738	9,751

Truck Brokerage Carriers:
Approved and active (3)			39,963	40,151
Other approved			16,984	16,803

			56,947	56,954

Total available truck capacity providers			66,685	66,705

Trucks provided by BCO Independent Contractors (2)			10,441	10,443

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.